                          STOCKHOLDER TENDER AGREEMENT

         This STOCKHOLDER TENDER AGREEMENT (this "Agreement") is entered into as of June 10, 2003, by and between Atalanta Acquisition Company, a Delaware corporation ("Purchaser," and together with Martin T. Sosnoff ("Mr. Sosnoff"), the "Offerors"), Mr. Sosnoff and the individual whose name and signature are set forth on the signature page hereto (the "Stockholder").

                              W I T N E S S E T H:

         WHEREAS, as of the date hereof, the Stockholder "beneficially owns" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) and is entitled to dispose of (or to direct the disposition of) the number of shares of common stock, par value $.01 per share (the "Shares") of Atalanta/Sosnoff Capital Corporation (the "Company"), set forth opposite such Stockholder's name on Schedule I hereto (such Shares, together with any other Shares the power to dispose of over which such Stockholder acquires during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, are collectively referred to herein as the "Subject Shares");

         WHEREAS, the Offerors and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides for Purchaser to commence the Tender Offer for all of the issued and outstanding Shares and the merger of Purchaser with and into the Company (the "Merger"), with the Company continuing as the surviving corporation, and the separate corporate existence of Purchaser thereupon ceasing; and

         WHEREAS, as a condition to the willingness of the Offerors to enter into the Merger Agreement, and as an inducement and in consideration therefor, the Stockholder is executing this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I
                                TENDER AGREEMENT

              Section 1.1 Tender Agreement. The Stockholder hereby agrees that until the Termination Date, (a) the Stockholder shall tender the Subject Shares to Purchaser in the Tender Offer as promptly as practicable, and in any event no later than the tenth business day, following the commencement of the Tender Offer pursuant to Section 1.01 of the Merger Agreement and (b) the Stockholder shall not withdraw any Subject Shares so tendered unless the Tender Offer is terminated or has expired without Purchaser purchasing all Shares validly tendered in the Tender Offer. The Stockholder acknowledges and agrees that the Offerors' obligation to accept for payment Shares in the tender Offer, including any Shares tendered by the Stockholder, is subject to the terms and conditions of the Merger Agreement and the Tender Offer.


                                   ARTICLE II
                                    COVENANTS

              Section 2.1 Generally.

                      (a) The Stockholder agrees that prior to the Termination Date, except as contemplated by the terms of this Agreement, it shall not (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (collectively, a "Transfer"), or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any or all of the Subject Shares, or (ii) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting their ability to perform their obligations under this Agreement.

                      (b) In the event of a stock dividend or distribution, or any change in the Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term "Subject Shares" shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction.

              Section 2.2 Standstill Obligations of the Stockholder. The Stockholder covenants and agrees with the Offerors that:

                      (a) the Stockholder shall not, nor shall the Stockholder permit any of its affiliates to, nor shall the Stockholder act in concert with or permit any of its affiliates to act in concert with any person to make, or in any manner participate in, directly or indirectly, a "solicitation" of "proxies" (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any Shares in connection with any vote or other action on any matter, other than to recommend that stockholders of the Company accept the Tender Offer and tender their shares in the Tender Offer and otherwise as expressly provided by Article II of this Agreement.

                      (b) the Stockholder shall not, nor shall the Stockholder permit any of its affiliates to, nor shall such Stockholder act in concert with or permit any of its affiliates to act in concert with any person to, deposit any Shares in a voting trust or subject any Shares to any arrangement or agreement with any person with respect to the voting of such Shares.

                                  ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

         The Stockholder hereby represents and warrants to the Offerors as follows:

              Section 3.1 Authority. The Stockholder has all necessary legal capacity, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Stockholder have been duly authorized by all necessary action on the part of such Stockholder.

              Section 3.2 Ownership of Shares. Schedule I sets forth the number of Shares over which the Stockholder has record and beneficial ownership as of the date hereof. The Stockholder is the lawful owner of the Shares denoted as being owned by the Stockholder on Schedule I and has the sole power to dispose of (or cause to be disposed of) such Shares. The Stockholder has good and valid title to the Shares denoted as being owned by such Stockholder on Schedule I, free and clear of any and all Liens, other than those Liens created by this Agreement.

              Section 3.3 No Conflicts. (a) No authorization, consent or approval of any other person is necessary for the execution of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby and (b) none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (i) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of its Subject Shares or assets may be bound, or (ii) violate any applicable Law.

              Section 3.4 Reliance by the Offerors. The Stockholder understands and acknowledges that the Offerors are entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by the Stockholder.


                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF OFFERORS

         The Offerors hereby represent and warrant to the Stockholder as follows:

              Section 4.1 Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Purchaser is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing could not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Tender Offer or the Merger.

              Section 4.2 Authority Relative to This Merger Agreement. Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Tender Offer, the Merger and the other transactions contemplated hereby. Mr. Sosnoff has full capacity to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the Tender Offer, the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Offerors and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Offerors enforceable against each of them in accordance with its terms.

              Section 4.3 No Conflict Except as contemplated by the Merger Agreement, no filing with any Governmental Entity, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby and the execution and delivery of this Agreement by the Offerors do not, and the performance of this Agreement by the Offerors will not,
(a) conflict with or violate the certificate of incorporation or bylaws of Purchaser, or (b) assuming that all consents, approvals, authorizations, and other actions contemplated by the Merger Agreement have been obtained or made, conflict with or violate any Law applicable to the Offerors or by which any property or asset of either of them is bound or affected or (c) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of or require payment under, or result in the creation of a lien or other encumbrance on any property or asset of the Offerors pursuant to, or trigger any right of first refusal under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Offerors are a party or by which the Offerors or any of their respective properties are bound, except, in the case of clauses (b) and (c), for any thereof that could not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Tender Offer or the Merger.

              Section 4.4 Reliance by Stockholder. Parent understands and acknowledges that the Stockholder is entering into this Agreement in reliance upon the execution and delivery of the Merger Agreement by the Offerors.

                                   ARTICLE V
                                   TERMINATION

              Section 5.1 Termination. This Agreement shall terminate, and neither the Offerors nor the Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of (i) the mutual consent of the Offerors and the Stockholder, (ii) the Effective Time, and (iii) the date of termination of the Merger Agreement in accordance with its terms (the "Termination Date"); provided, however, that termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party's breach of any of the terms of this Agreement. Notwithstanding the foregoing, Sections 6.1, 6.5, 6.6 and 6.14 of this Agreement shall survive the termination of this Agreement.


                                   ARTICLE VI
                                  MISCELLANEOUS

              Section 6.1 Publication. The Stockholder hereby permits the Offerors to publish and disclose in the Tender Offer Documents and, if approval of the stockholders of the Company is required under applicable Law, a proxy statement, their identity and ownership of Shares and the nature of their commitments, arrangements and understandings pursuant to this Agreement.

              Section 6.2 Certain Filings. The Stockholder agrees promptly to make all necessary filings, if any, and thereafter make any other required submissions, if any, with respect to the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement required under applicable Law. The Stockholder shall cooperate with the Offerors in connection with the making of any such filings referenced in the preceding sentence, including providing copies of all such documents to the Offerors and their advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith.

              Section 6.3 Further Actions. Each of the parties hereto agrees that it will use its reasonable best efforts to do all things necessary to effectuate this Agreement.

              Section 6.4 Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

              Section 6.5 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

              Section 6.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile, or (c) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

         if to Purchaser or Mr .Sosnoff, to:

                  Atalanta Acquisition Company
                  C/o Atalanta/Sosnoff Capital Corporation
                  101 Park Avenue
                  New York, NY 10178
                  Attn: Martin T. Sosnoff

         with copies to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, NY 10036
                  Attn: Ralph Arditi

         if to the Stockholder, to the address set forth on Schedule I hereto.

              Section 6.7 Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

              Section 6.8 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

              Section 6.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

              Section 6.10 Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

              Section 6.11 Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the parties, except that Purchaser may assign all or any of its rights and obligations hereunder to any affiliate of Purchaser.

              Section 6.12 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

              Section 6.13 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

              Section 6.14 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

                      (a) This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the application of Delaware principles of conflicts of laws.

                      (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section
6.6. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

                      (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.14(c).

              Section 6.15 Counterparts. This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

              Section 6.16 Capacity. The Stockholder makes no agreement or understanding herein as a director or officer of the Company. The Stockholder signs this Agreement solely in his capacity as a record and beneficial owner of the Subject Shares, and nothing herein shall limit or affect any actions taken in his capacity as an officer or director of the Company.

                  [Remainder of page intentionally left blank.]

         IN WITNESS WHEREOF, the Offerors and the Stockholder have caused this Agreement to be duly executed as of the day and year first above written.



                                         ATALANTA ACQUISITION COMPANY


                                         By:  /s/ Martin T. Sosnoff
                                              ---------------------
                                              Name:  Martin T. Sosnoff
                                              Title: President


                                         /s/ Martin T. Sosnoff
                                         ---------------------
                                         Martin T. Sosnoff


                                         /s/ William M. Knobler
                                         ----------------------
                                         Name:  William M. Knobler










                         [Stockholder Tender Agreement]

                                   SCHEDULE I

                               Ownership of Shares
                               -------------------


Name and Address of Stockholder                         Number of Shares (on a fully diluted basis)
-------------------------------                         -------------------------------------------
Name: William M. Knobler                                1,100
      ------------------
c/o  Atalanta/Sosnoff Capital Corporation
101 Park Avenue
New York, NY 10178